Exhibit 99.3

XELR8 HOLDINGS, INC. ANNOUNCES RESULTS OF
ANNUAL MEETING OF STOCKHOLDERS

CEO/CFO John Pougnet Shares Insight into Current
Developments, Future Growth Objectives and Status of AMEX Listing

Denver, CO — (PR NEWSWIRE) — March 8, 2007 — XELR8 Holdings, Inc. (AMEX:PRH), a provider of functional foods, beverages and nutritional supplements, yesterday announced that at its Annual Meeting of Stockholders held yesterday in Denver, Colorado, shareholders approved all items up for vote, including the election of directors; the increase in the number of shares issuable under the stock incentive plan; the issuance and sale of greater than 20% of the outstanding stock at less than market price, which is necessary due largely to the Company’s recently announced $2 million private placement transaction; a distributor stock option plan; and an amendment to the Articles of Incorporation to change the name of the Company from VitaCube Systems Holdings, Inc. to XELR8 Holdings, Inc.

Following adjournment of the formal portion of the Annual Meeting, XELR8’s CEO and CFO, John Pougnet, gave a presentation to Meeting attendees, sharing insight into developments helping to define XELR8’s current business platform, as well as details regarding the Company’s financial and operational objectives for the current year.

Specifically, Pougnet noted, “By refining our business building platform and positioning Bazi™ as the lead product offering available through our network marketers, XELR8 has experienced a significant course change in relatively short order and an exciting reinvigoration of our entire organization.   Since the formal market launch of Bazi at our National Distributor Rally held in Las Vegas less than eight weeks ago, we have seen a significant jump in distributor enrollment and new customer growth; as well as a strong, favorable response from the Wall Street community.  Further, we have succeeded in strengthening the Company’s working capital position with the completion of the $2 million private placement announced earlier this week — an offering that was well oversubscribed.  We are also succeeding in attracting new endorsement opportunities with leading professional and Olympic athletes that we expect to finalize and announce over the next several months.”

Continuing, Pougnet added, “Capitalizing on this collective momentum, XELR8’s management team has established a series of important financial and operational milestones that we have committed to achieving in the coming year.  These include:

•                  continue to expand our field of network distributors and customers with initial emphasis on domestic market penetration; expand into select international markets beginning in second half of 2007

•                  build broad awareness on Wall Street through road shows, financial conferences and pro-active communication with investors, and work to attract institutional sponsorship and additional analyst coverage;

•                  achieve double-digit revenue growth on a quarter-over-quarter basis for next four consecutive quarters;

•                  achieve cash flow breakeven in Q2/Q3 through successful execution of sales plan; and

•                  reach profitability by the end of 2007.”

Commenting on the status of the appeal process related to the Company’s delisting from the American Stock Exchange, Pougnet stated, “On March 5, 2007, we received a letter from the AMEX notifying us that our original hearing date before the Review Committee has been postponed for 30 days.  The AMEX Staff has requested certain additional information related to our recent private placement and other corporate activities.  The postponement will allow the Staff the necessary time to review the information and make an assessment as to whether the Company has demonstrated compliance with the continued listing standards or whether to proceed with the delisting action.  Although there can be no assurance that we will prevail in defending our listing on the Exchange, we are very hopeful that, given the recent turn of events, that the AMEX will find that we have indeed returned to compliance.”

“Although we are very proud of the many mission-critical objectives we have accomplished over the past several months, there is still much hard work ahead of us.  Led by a highly focused and committed management team, XELR8 remains intent on moving our Company forward to ultimately achieve long term stability, profitability and enhanced shareholder value,” concluded Pougnet.

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company’s Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant nutritional drink packed with eight different superfruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamin and minerals you need in a single, convenient, one-ounce shot.

XELR8’s commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO/CFO	Dodi Handy, President and CEO
	(303) 316-8577	(407) 585-1080
	CEO@xelr8.com	prh@efcg.net